EXHIBIT 16.1 TO FORM 8-K

March 19, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Commissioners:

We have read the statements made by TheStreet.com, Inc. under Item 4.01 of its Form 8-K dated March 13, 2009.  We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of TheStreet.com, Inc. contained therein.

/s/ Marcum & Kliegman LLP